EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1993 Employee Stock Purchase Plan and 1995 Director Stock Option Plan of Integrated Silicon Solution, Inc. of our reports dated May 24, 2007, with respect to the consolidated financial statements of Integrated Silicon Solution, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2006, Integrated Silicon Solution, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Integrated Silicon Solution, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

June 20, 2007